Exhibit 11

Boise Cascade Corporation and Subsidiaries
Computation of Per-Share Income (Loss)

	Three Months Ended June 30		Six Months Ended June 30
	________________________		________________________
	2003	2002	2003	2002
	________	________	_______	_______
	(thousands, except per-share amounts)
Basic
Income (loss) before cumulative effect of accounting changes	$(3,934)	$3,243	$(22,677)	$(3,377)
Preferred dividends (a)	(3,287)	(3,288)	(6,553)	(6,550)
	_______	_______	_______	_______
Basic loss before cumulative effect of accounting changes	(7,221)	(45)	(29,230)	(9,927)
Cumulative effect of accounting changes, net of income tax	-	-	(8,803)	-
	_______	_______	_______	_______
Basic loss	$(7,221)	$(45)	$(38,033)	$(9,927)
	=======	=======	=======	=======
Average shares used to determine basic income (loss) per common share	58,300	58,212	58,295	58,156
	=======	=======	=======	=======

Basic income (loss) per common share before cumulative effect of accounting changes	$(0.12)	$0.00	$(0.50)	$(0.17)
Cumulative effect of accounting changes	-	-	(0.15)	-
	____	____	____	____
Basic income (loss) per common share	$(0.12)	$0.00	$(0.65)	$(0.17)
	====	====	====	====
Diluted
Basic loss before cumulative effect of accounting changes	$(7,221)	$(45)	$(29,230)	$(9,927)
Preferred dividends eliminated	3,287	3,288	6,553	6,550
Supplemental ESOP contribution	(2,995)	(2,984)	(5,931)	(5,897)
	_______	_______	_______	_______
Diluted income (loss) before cumulative effect of accounting changes	(6,929)	259	(28,608)	(9,274)
Cumulative effect of accounting changes	-	-	(8,803)	-
	_______	_______	_______	_______
Diluted income (loss)	$(6,929)	$259	$(37,411)	$(9,274)
	=======	=======	=======	=======

Average shares used to determine basic income (loss) per common share	58,300	58,212	58,295	58,156
Stock options and other	185	414	180	433
Series D Convertible Preferred Stock	3,359	3,624	3,387	3,643
	_______	_______	_______	_______
Average shares used to determine diluted income (loss) per common share	61,844	62,250	61,862	62,232
	=======	=======	=======	=======

Diluted income (loss) per common share before cumulative effect of accounting changes	$(0.11)	$0.00	$(0.46)	$(0.15)
Cumulative effect of accounting changes	-	-	(0.14)	-
	____	____	____	____
Diluted income (loss) per common share (b)	$(0.11)	$0.00	$(0.60)	$(0.15)
	====	====	====	====

(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.

(b)

For the three and six months ended June 30, 2003 and 2002, the computation of diluted income (loss) per common share was antidilutive; therefore, amounts reported for basic and diluted income (loss) were the same.